Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Dyan M. Jozwick (the “Executive”) (collectively, the “Parties”) is amended and restated as of April 3, 2008.

W I T N E S S E T H:

WHEREAS, Executive entered into this Agreement with the Company on May 2, 2006; and

WHEREAS, the Parties desire to amend and restate this Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated thereunder and to make additional changes with respect to the annual bonus program.

NOW THEREFORE, the Parties agree as follows:

1. EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

2. TERM

The term of this Agreement shall begin on May 2, 2006 (the “Effective Date”) and end on May 2, 2009 (the “Term”).

3. COMPENSATION

3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing on April 1, 2007, a base salary at the annual rate of Four Hundred Fifteen Thousand Dollars ($415,000) (“Base Compensation”) payable in twenty-six (26) substantially equal installments per year. The Base Compensation shall be reviewed annually for possible increase by the Company’s Board of Directors (the “Board”).

3.2 Bonus.

(a) Subject to the achievement of performance objectives pre-determined by the Compensation Committee of the Board (the “Committee”), Executive shall be eligible to receive annual bonus compensation targeted at fifty percent (50%) of Base Compensation, a portion of which shall be based on the Spring operating income results and the remaining portion shall be based on the Fall operating income results (each a “Seasonal Bonus”). The maximum bonus opportunity shall be up to 100% of Executive’s Base Compensation. In order to earn a Seasonal Bonus, Executive must be employed on the date the Company pays the applicable Seasonal Bonus. Any Fall bonus under this provision shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year for which it is earned and any Spring bonus earned hereunder shall be paid in the third quarter of such fiscal year. Prior to the commencement of any Seasonal Bonus period, the Company reserves the right to change the operating metric(s) for purposes of measuring the Seasonal Bonus earned.

(b) The Committee may in its sole discretion replace this Seasonal Bonus program with an annual bonus program under which such annual bonus shall be based on the achievement of annual metrics established by the Company each fiscal year (such metrics to be determined as late as seventy-five (75) days following the beginning of each applicable fiscal year). In order to earn this annual bonus, Executive must be employed on the date the Company pays such annual bonus and any annual bonus so earned shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year for which it is earned and following certification by the Committee of the achievement of the applicable performance metrics and the amount of the annual bonus to be paid to Executive for the applicable fiscal year.

3.3 Options. Subject to the approval of the Board, pursuant to and subject to the terms of the Company’s stock option plan(s), Executive shall be granted non-qualified stock options to purchase 90,000 shares of common stock of the Company (“Common Stock”). The options shall vest in three equal installments over three (3) years, on the first, second and third anniversaries of the Effective Date and the exercise price shall be set in accordance with the terms of the plan under which such options are granted and shall be subject to a written option agreement in a form acceptable to the Company.

3.4 Restricted Grant. Subject to the approval of the Board, pursuant to and subject to the terms of the Company’s plan, Executive shall be granted 30,000 restricted shares of Common Stock. These restricted shares will vest in three equal installments over three (3) years, on the first, second and third anniversaries of the Effective Date.

3.5 Benefits. Executive shall be entitled to participate in all pension, medical, dental, vision, life insurance, disability and any other benefit or insurance plans established by the Company and made available to other executives at her level, in accordance with the terms of such plans that are or may be in effect during the Term.

3.6 Vacation. Executive shall be entitled to three (3) weeks of paid vacation per year in accordance with the Company’s vacation policy that is or may be in effect during the Term.

3.7 Expense Reimbursement. Executive shall be reimbursed for reasonable business expenses actually incurred, in accordance with the Company’s expense reimbursement policy that is or may be in effect during the Term.

4. POSITION AND DUTIES

4.1 Position. Executive shall serve as Chief Merchandise Officer of the Wet Seal division of the Company and report to the Company’s Chief Executive Officer. This position is considered a 16(b) officer of the Company and subject to all insider trading, blackout periods and fiduciary responsibilities associated with such.

4.2 Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall work exclusively for the Company during the

Term and shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive’s required responsibilities and duties hereunder.

4.3 Compliance With Policies. Executive shall observe all Company policies and all reasonable rules and regulations adopted by Company in connection with the conduct of its business, and shall render services in a competent, conscientious and professional manner and as instructed by Company in all matters, including those involving artistic taste and judgment.

5. TERMINATION

5.1 Due to Death or Disability. If Executive dies during the Term, Executive’s employment and this Agreement shall terminate as of the date of her death. The Company also may terminate Executive due to Executive’s “Disability”, as defined below, at any time following the Effective Date, upon written notice to Executive, unless prohibited by law. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2 By the Company Without “Cause”. The Company may terminate Executive’s employment without “Cause” (as hereinafter defined) at any time following the Effective Date, subject only to compliance by the Company with the provisions of Section 5.5 hereof.

5.3 By the Company for “Cause”. The Company may terminate Executive’s employment for “Cause” at any time. For purposes of this Agreement, “Cause” shall mean:

(a) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime involving the Company;

(b) Executive’s commission of any act of theft, embezzlement or misappropriation against the Company;

(c) The gross neglect, malfeasance or nonfeasance of Executive in the performance of the services contemplated hereunder, when such conduct causes or has the likelihood of causing material economic harm to the Company;

(d) A material breach of this Agreement by Executive;

(e) Any willful misconduct or unethical behavior related to Executive’s duties hereunder or insubordination by Executive;

(f) The sexual or other harassment by Executive of any employee, independent contractor or customer of the Company; and/or

(g) Executive’s use of illegal drugs or abuse of alcohol or legally prescribed drugs.

5.4 By Executive For “Good Reason”. Executive may terminate her employment only for “Good Reason” as defined below. In the event Executive seeks to terminate her employment for Good Reason, Executive shall provide thirty (30) days written notice to the Company describing the claimed event or circumstance constituting Good Reason and setting forth Executive’s intention to terminate her employment with the Company. The Company shall have the opportunity to cure any Good Reason identified by Executive within thirty (30) days of the Company’s receipt of the written notice from Executive. For purposes of this Agreement, “Good Reason” shall mean:

(a) The Company’s material beach of any of its obligations hereunder;

(b) Relocating Executive’s place of work, or the executive offices of the Company, to a location other than in Orange County or the County of Los Angeles, State of California, without Executive’s written consent; or

(c) A material reduction, without cause, in Executive’s title, responsibilities or duties.

5.5 Termination Payments and Benefits:

(a) Earnings and Benefits Upon Termination. In the event that Executive’s employment is terminated pursuant to Sections 5.1 through 5.4, Executive shall continue to render services to the Company pursuant to this Agreement until her date of termination (“Termination Date”) and shall continue to receive payment for any unreimbursed expenses incurred, accrued but unpaid Base Compensation and other accrued employee benefits as provided in this Agreement, through the Termination Date. In addition, as of the Termination Date, Executive shall be eligible to continue her group medical benefits, at her sole expense, in accordance with and subject to applicable law (“COBRA”).

(b) Severance. Only in the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 5.2 or there is a “Change in Control” (as defined below) and in each case subject to subpart (c) below, Executive shall be eligible to receive severance pay in an amount equal to six (6) months of Executive’s Base Compensation. Severance payments for the six (6) month period (the “Severance Period”) shall be made in bi-weekly installments with the first installment to be paid on the later of the Company’s first regular pay date after the Termination Date or the tenth (10th) day after execution of the release described in subpart (c) below. Each installment of the severance pay shall be deemed a separate payment for the purposes of Section 409A of the Code. Notwithstanding the foregoing, if all or any portion of the severance payments due under this Section 5.5(b) are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments (or portion thereof) shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six-month period if no such payment delay had been imposed). For purposes of this Section 5.5(b), “termination of employment” shall mean Executive’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof. Except as provided in this Section 5.5(b), Executive shall not be entitled to severance or any other payments in connection with her employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company, as a result of the termination of this Agreement or the termination of her employment.

For purposes of this Agreement, “Change in Control” means the sale, transfer or other disposition of more than fifty percent (50%) of the Company’s voting stock or assets, including, without limitation, by way of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, on or following which either (a) Executive terminates her employment following a material adverse change in Executive’s duties; provided, that, Executive has given the Company written notice of this change no later than sixty (60) days following the occurrence of such change and the Company has not cured such change within thirty (30) days of receiving such notice or (b) Executive’s employment is terminated by the Company for any reason.

(c) Separation Agreement and General Release.

(i) Separation Agreement. To be eligible to receive severance pay under Section 5.5(b), Executive must execute and deliver (and not revoke, if a revocation period is required by law) a separation agreement, in a form acceptable to the Company, within thirty (30) days following the Termination Date containing all provisions required by the Company, including but not limited to (A) a provision reducing Executive’s severance pay by any income earned by Executive, whether as an employee, independent contractor or otherwise, for services performed by Executive, during the Severance Period; (B) a confidentiality provision prohibiting disclosure by Executive; (C) a provision prohibiting disparagement of the Company by Executive; and (D) a non admission of liability by the Company provision.

(ii) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all severance payments to which Executive is entitled under Section 5.5(b) are conditional upon, and subject to, Executive first executing a valid waiver and release of all claims that Executive may have against the Company, its subsidiaries and affiliates (and their respective officers and directors) in a form substantially similar to that attached hereto as Exhibit A, subject to changes as may be warranted to be made to such release to preserve the intent thereof for changes in applicable laws; provided, that, if Executive fails to execute (or revokes) such waiver and release of all claims within thirty (30) days following the Termination Date, the Company shall have no obligation to provide the severance payments contemplated under Section 5.5(b).

6. NON-SOLICITATION, NON-COMPETITION

Executive acknowledges that by virtue of Executive’s position as Chief Merchandise Officer, Wet Seal division of the Company, and Executive’s employment hereunder, she will have advantageous familiarity with and knowledge about the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows:

(a) During the Term, Executive will not engage (either directly or indirectly, as shareholder, partner, officer, director, consultant, employee or otherwise) in any enterprise, nor perform any services of any kind whatsoever for or provide any financial assistance to any enterprise, in the specialty retail clothing business other than through the Company or its subsidiaries and their successors; provided, however, that this restriction shall not apply following the termination of Executive’s employment prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.4.

(b) During the Term, and for a period of one (1) year following the end of the Term, Executive will not, either for herself or for any other person or entity, directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, and/or (ii) attempt to solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company; provided, however, that this restriction shall apply for one year following the termination of Executive’s employment, in the event Executive’s employment is terminated prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.4.

(c) During the Term, except within the final one hundred twenty (120) days of the Term, Executive shall not seek, or negotiate for, employment other than with the Company; provided, however, that this restriction shall not apply following the termination of Executive’s employment prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.4.

(d) Executive acknowledges that any violation of any provision of this Section 6 by Executive will cause irreparable damages to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation of any provision of this Section 6 by Executive, Executive agrees that the Company will be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation of this Section 6 by Executive.

(e) It is the desire and intent of the Parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made. It is expressly agreed that the arbitrator in any arbitration hereunder shall have the authority to modify this Section 6 if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed herein, with respect to the scope hereof.

7. TRADE SECRETS

7.1 Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use or divulge, disclose or communicate to any Person in, any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (a) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof (b) buying habits or practices of any of its customers, (c) the Company’s marketing methods and related data, (d) the Company’s costs of materials, (e) the prices it obtains or has obtained or at which it sells or has sold its products or services, (f) lists or other written records used in the Company’s business, (g) compensation paid to employees and other terms of employment or (h) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by Court order). The Parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1. is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

7.2 Executive agrees to keep confidential and not to use or divulge except in furtherance of Executive’s duties at the Company any confidential or proprietary information of any customer of the Company to which Executive may obtain access during the Term. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

8. INVENTIONS

8.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business (collectively, “Inventions”) that Executive may conceive, discover or make from the beginning of Executive’s employment with Company until the termination thereof, whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment or personnel.

8.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, patentable or unpatentable, from the beginning of Executive’s employment with the Company until the termination thereof.

8.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2 above.

8.4 The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (i) to the business of the employer or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

9. SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether patentable or not, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the use of the facilities, materials or personnel of the Company.

10. COPYRIGHT

Executive agrees that any work prepared for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

11. EXECUTIVE’S DUTIES ON TERMINATION

Upon termination of her employment, Executive will return immediately to the Company all of the Company’s property in Executive’s possession or control, including, but not limited to, phone cards, credit cards, reports, Proprietary Information, software, keys, files, data, customer lists, equipment, and all other tangible and intangible property belonging to the Company or relating to Executive’s employment with the Company.

12. THE COMPANY’S REPRESENTATIONS

The Company hereby represents and warrants that (a) it has the right to enter into this Agreement and to incur the obligations incurred by it herein, (b) this Agreement has been duly and validly authorized by the Company, and (c) the provisions of this Agreement do not violate any other contracts or agreements to which it is a party and that would adversely affect its ability to perform its obligation hereunder.

13. EXECUTIVE’S REPRESENTATIONS

Executive hereby represents and warrants that (a) she has the right to enter into this Agreement and to grant the rights granted by her herein and (b) the provisions of this Agreement do not violate any other contracts or agreements to which she is a party and that would adversely affect her ability to perform her obligation hereunder.

14. GENERAL PROVISIONS

14.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (through acquisition, merger, reorganization or otherwise), and affiliate, parent or subsidiary corporations. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the Parties and the heirs, executors, administrators and/or personal representatives of Executive.

14.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699 4722

If to Executive:

Dyan M. Jozwick

3863 Eureka Dr.

Studio City, CA 91604

With a copy to:

Her lawyer

Any party may change its address for the purpose of this Section 14.2 by giving the other party written notice of its new address in the manner set forth above.

14.3 Entire Agreement. This Agreement and the Release constitute the entire agreement of the Parties, and shall supersede all prior agreements (including without limitation, the Employment Agreement by and between the Company and Executive dated May 2, 2006 that is amended and restated by this Agreement).

14.4 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

14.5 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

14.6 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction or an arbitrator to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court or such arbitrator.

14.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

14.8 Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

14.9 Survival. Sections 6 through 16 shall survive the termination or expiration of this Agreement.

15. SERVICES UNIQUE

The services to be performed by Executive pursuant to this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Company may seek, but shall not be limited to, equitable relief, by injunction or otherwise, in the event of a default by Executive.

16. ARBITRATION

In recognition of the fact that differences may arise between Executive and the Company relating to certain aspects of Executive’s employment or the termination of Executive’s employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost effective for either party, both the Company and Executive mutually agree to arbitrate disputes under the following terms and conditions in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(a) Except as set forth in subparagraph (e) below, any dispute arising out of or in any way related to Executive’s employment with the Company, will be decided exclusively by final and binding arbitration, in Orange County, California, pursuant to the procedures required by California law, including the California Arbitration Act, California Code of Civil Procedure §§ 1281, et seq. and governing case law including Armendariz v. Foundation Health Psychcare Servs., Inc., 24 Cal.4th 83 (2000). The claims covered include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded herein; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. This agreement to arbitrate disputes shall not be deemed to apply to a dispute if an agreement to arbitrate such a dispute is prohibited by law.

(b) The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the Arbitrator will have the authority to hear and grant motions.

(c) Except as required under governing law, including Armendariz v. Foundation Health Psychcare Servs., Inc., 24 Cal.4th 83 (2000), each party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation) shall be borne equally by the Parties.

(d) EXECUTIVE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, EXECUTIVE AND THE COMPANY WOULD HAVE THE

RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE BY ARBITRATION ANY AND ALL GRIEVANCES DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

(e) Notwithstanding the above, Executive or the Company shall be entitled to seek injunctive or other equitable, provisional relief from a court of competent jurisdiction in Orange County, California upon a showing that any potential arbitration award would be rendered ineffectual without such relief. However, if any party seeks or obtains such injunctive relief, the merits of the dispute and/or determination of any appropriate remedy (other than equitable, provisional relief) shall be resolved in accordance with this Agreement.

(f) In the event that any of the foregoing arbitration provisions is held to be unenforceable, such provision shall be deemed stricken and the remainder shall be fully enforceable.

(g) This agreement to arbitrate disputes shall apply to disputes involving the Company as well as the Company’s parents, affiliates, subsidiaries, successors, assigns, officers, directors, shareholders, employees and agents. Any controversy regarding whether a particular dispute is subject to arbitration shall be decided by the arbitrator.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.

By: /s/ Edmond S. Thomas

Name:	Edmond S. Thomas
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Dyan M. Jozwick

Dyan M. Jozwick

EXHIBIT A

Form of Release

1. Termination of Employment. Dyan M. Jozwick (“Executive”) acknowledges that her last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is __________________ (the “Termination Date”).

2. Full Release. For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as of May 2, 2006 and as amended and restated as of ___________________, 2008 (the “Employment Agreement”) and for other fair and valuable consideration therefor, Executive, for herself, her heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of her employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, employee benefit plans of the Company, or Executive’s right to indemnification as provided in the Company’s Charter and By-Laws.

3. Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of her employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that she is fully competent to manage her business affairs and understands that she may be waiving legal rights by signing this Release. Executive hereby acknowledges that she has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of her choosing. Executive hereby acknowledges that she fully understands the terms of this Release and its final and binding effect and that she affixes her signature hereto voluntarily and of her own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of her claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Financial Officer of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that she has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.

6. Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7. Miscellaneous.

(a) This Release shall be governed in all respects by the laws of the State of California without regard to its principles of conflict of law.

(b) In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

(e) This Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the terms of Section 16 of the Employment Agreement.

(f) This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the parties hereto have executed this Release on _______________, 20__.

THE WET SEAL, INC.

By:

Name:

Title:

EXECUTIVE

Dyan M. Jozwick